Securities and Exchange Commission

                     Washington, DC  20549

                            Form 8-K

                         Current Report

             Pursuant to Section 13 or 15(d) of the
                  Securities Exchange Act 1934


                Date of Report  October 20, 1999
               (Date of earliest event reported)



              MidAmerican Energy Holdings Company
     (Exact name of registrant as specified in its charter)



    Iowa                      0-25551            94-2213782
(State of other          (Commission File      (IRS Employer
 jurisdiction of                Number)      Identification No.)
 incorporation)



 666 Grand Avenue                 Des Moines, Iowa       50309
     (Address of principal executive offices)           Zip Code




Registrant's Telephone Number, including area code:    (515) 242-4300




                              N/A
 (Former name or former address, if changed since last report)

Item 5.  Other Events

      On October 20, 1999, the Registrant announced that an international arbitration panel entered final awards in favor of Himpurna California Energy Ltd. ("HCE") and Patuha Power Ltd. ("PPL") in the arbitration matters brought by them against the Republic of Indonesia ("ROI") for breach of sovereign performance undertakings issued by the Ministry of Finance ("MOF"). HCE and PPL are indirect subsidiaries of the Registrant. A press release issued by the Registrant is attached hereto as Exhibit 1 and is incorporated herein by reference.


Item 7.  Financial Statements and Exhibits

     Exhibit 1 - Press Release dated October 20, 1999

                            SIGNATURE


      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              MidAmerican Energy Holdings Company



                               By: \s\ Douglas L. Anderson
                                   Douglas L. Anderson
                                   Vice President





Dated: October 20, 1999

EXHIBIT 1

                      FOR IMMEDIATE RELEASE

Kevin Waetke, Director -- Corporate Communications          (515) 281-2785
Jodie Stephens, Director -- Investor Relations              (515) 281-2204

International Arbitration Panel Announces Favorable Final Decisions For Himpurna California Energy and Patuha Power Requiring Republic of
                  Indonesia to pay $575,000,000

Des Moines, Iowa - October 20, 1999 - MidAmerican Energy Holdings Company ("MidAmerican" or the "Company") (NYSE: MEC, PCX and London) announced today that an international arbitration panel entered final awards in favor of Himpurna California Energy Ltd. ("HCE") and Patuha Power Ltd. ("PPL") in the arbitration matters brought by them against the Republic of Indonesia ("ROI") for breach of sovereign performance undertakings issued by the Ministry of Finance ("MOF"). The final award directs the ROI to pay HCE $393,446,652 and PPL $182,305,322. HCE and PPL are indirect subsidiaries of MidAmerican. MidAmerican carries political risk insurance on its investment in HCE and PPL in the aggregate amount of approximately $290,000,000.

The final awards follow a prior arbitration earlier this year brought by HCE and PPL for breach of contract against PT.PLN (Persero), the Indonesian Government's wholly-owned electric utility ("PLN"), in which a separate arbitration panel found that PLN had materially breached the provisions of the Energy Sales Contracts between PLN and both HCE and PPL. Following PLN's failure to pay such amounts, PPL and HCE demanded payment pursuant to the sovereign performance undertakings issued by the MOF on behalf of the ROI and following the ROI's failure to pay brought the most recent arbitration.

The current arbitration was an international proceeding conducted under the United Nations Commission on International Trade Law (UNCITRAL) rules. Chaired by an eminent international attorney, the panel included an Australian engineer and international arbitrator and an Indonesian law professor who is a distinguished international legal scholar and head of the Indonesian National Arbitration Institute.

The final awards from the arbitral tribunal ordered that:

  * The ROI has to pay HCE and PPL $575,000,000 which includes attorneys' fees and costs.
  * The ROI is in breach of its performance undertakings and had violated international law.

MidAmerican carries political risk insurance on its investment in HCE and PPL through OPIC, an agency of the U.S. Government, as well as through private market insurers. Such insurance covers expropriation of the Company's investment in HCE and PPL, as well as material breaches by PLN of the Energy Sales Contracts and by the ROI of its performance undertakings. MidAmerican filed claims in the amount of approximately $290,000,000 pursuant to such political risk insurance policies with OPIC and the private market insurers and anticipates such claims could be resolved by year-end.

-More-

  "We are pleased with this final award by the international arbitration panel," said David L. Sokol, Chairman and Chief Executive Officer of MidAmerican. "We look forward to resolving this matter promptly with OPIC and the private insurers and receiving payment under the political risk insurance policies."

MidAmerican  Energy Holdings Company, headquartered  in  Des  Moines,
Iowa,  USA,  has  approximately 9,800 employees and  is  the  largest
publicly  traded  company  in  Iowa.   Through  its  retail   utility
subsidiaries, MidAmerican Energy in the U.S. and Northern Electric in the U.K., the Company provides electric service to 2.2 million customers and natural gas service to 1.2 million customers worldwide. Through CalEnergy, the Company's independent power production and non-regulated business subsidiaries, and MidAmerican Energy's utility operations, MidAmerican manages and owns interests in approximately 8,300 net megawatts of diversified power generation facilities in
operation,   construction   and   development.    Information   about
MidAmerican and its three principal subsidiary companies is available on the Internet at http://www.midamerican.com.

Certain information included in this release contains forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995 ("Reform Act"). Such statements are based on current expectations and involve a number of known and unknown risks and uncertainties that could cause the actual results and performance of the Company to differ materially from any expected future results or performance, expressed or implied, by the forward-looking statements. In connection with the safe harbor provisions of the Reform Act, the Company has identified important factors that could cause actual results to differ materially from such expectations, including development uncertainty, operating uncertainty, acquisition uncertainty, uncertainties relating to doing business outside of the Unites States, uncertainties relating to geothermal resources, uncertainties relating to domestic and international (and in particular Indonesian) economic and political conditions and uncertainties regarding the impact of regulations, changes in government policy, industry deregulation and competition. Reference is made to all of the Company's SEC filings, including the Company's Report on Form 8-K dated March 26, 1999, incorporated herein by reference, for a description of such factors. The Company assumes no responsibility to update forward-looking information contained herein.
                               ###